Exhibit 99.1


         CONSOLIDATED TRAVEL SYSTEMS, INC. ENTERS INTO MERGER AGREEMENT
                           WITH KNOBIAS HOLDINGS, INC.


         Salt Lake City, Utah July 6, 2004. Consolidated Travel Systems, Inc. (OTCBB: COVSA) announced today that it has entered into an Agreement and Plan of Reorganization with Knobias Holdings, Inc., an innovative provider of complete financial market intelligence and applications to industry professionals, financial portals, and individual investors, providing for the reverse acquisition of Consolidated by Knobias. As a result of the acquisition, the directors and officers of Knobias will become directors and officers of Consolidated, Consolidated will change its name to "Knobias, Inc.," and it is expected that the Consolidated trading symbol will be changed to better reflect the new name.

         Pursuant to the merger agreement, Consolidated will acquire all of the outstanding shares of Knobias, which will be converted into the right to receive common stock of Consolidated after the merger. At the time of the merger agreement, Knobias and Consolidated also entered into an agreement with Duncan Capital Group, LLC, pursuant to which Duncan Capital has agreed to contribute to Knobias all of Duncan's interest in the Duncan-Knobias joint venture, Kollage, LLC, in exchange for common stock of Consolidated. The pre-reverse acquisition stockholders of Consolidated will retain approximately 5% of the Consolidated stock, after giving effect to a one for three reverse stock split, to be effected by Consolidated immediately prior to the merger.

         Stockholders of Consolidated who currently own approximately 83% of the outstanding common stock of Consolidated have entered into agreements with Knobias pursuant to which they have agreed to vote in favor of the transaction. Completion of the reverse acquisition is conditioned upon, among other things, completion of satisfactory due diligence, approval by the stockholders of Knobias, the filing by Consolidated of a definitive information statement with the Securities and Exchange Commission, the completion by Knobias of financing in the amount of at least $2 million, and other customary conditions.

         Knobias Holdings, Inc. is a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities. Primarily through it's wholly owned subsidiary, Knobias.com, LLC, Knobias markets its products to individual investors, day-traders, financial oriented websites, public issuers, brokers, professional traders and institutional investors. Knobias offers a range of financial information products from multiple Knobias and third party databases via a single, integrated internet based platform. Knobias is capable of combining third party databases, news feeds and other financial content with internally generated content and analysis to create value-added, cost effective information solutions for all market participants. Its principal executive offices are located at 875 Northpark Drive, Ridgeland, MS 39157, and its telephone number is (601) 978-3399. Information about Knobias and its products and services can be found at www.knobias.com.

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         "We are very excited about the  opportunity  this  presents  Knobias in
aligning  with  the  proper   strategic   partners  to  move  forward  with  the
introduction of our Kollage, LLC based products to the marketplace," stated Knobias CEO, Key Ramsey.

         Consolidated Travel Systems, Inc. has engaged in only sporadic business operations and is deemed a development stage company. It is not currently engaged in any substantial activity other than the search for a possible merger or acquisition candidate. Information about Consolidated can be found in its public filings that can be accessed electronically by means of the Securities and Exchange Commission's website, www.sec.gov, as well as from the offices of the SEC. Consolidated's principal executive offices are located at 56 West 400 South, Suite #220, Salt Lake City, Utah 84101, and its telephone number is (801) 322-3401.

FORWARD LOOKING STATEMENTS

         To the extent that this release discusses our expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the successful closing of the proposed transaction, including the financing, and risks associated with acquisitions generally. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties. Knobias assumes no obligation to update any of the forward-looking statements in this release.




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